Exhibit 10.75

Severance Agreement and General Release and Waiver of Claims
This Agreement (“Agreement”) is made effective as of June 1, 2018, by and between StoneMor GP LLC (“the Company”), the general partner of StoneMor Partners L.P. (the “Partnership”), and Dina S. Kelly (“you”):
WHEREAS, you are currently employed as National Vice President of Sales and Marketing of the Company pursuant to an Employment Agreement entered into as of May 10, 2018 (“Employment Agreement”), a copy of which is attached hereto Exhibit “A.”
WHEREAS, pursuant to Section 7(c) of the Employment Agreement, you are eligible for severance benefits in the event that your employment is terminated by the Company or by you for any reason other than death or Disability (as defined in the Employment Agreement), conditioned upon your timely execution and return of this Agreement and compliance with its terms and conditions;
NOW, THEREFORE, in consideration of the mutual covenants set forth below, the parties agree as follows:
1.General Terms of Separation of Employment. Your last date of employment will be June 2, 2018 (“Separation Date”). You will be paid your Base Salary through your last date of employment.
2.    Severance Benefits. If you sign this Agreement, agreeing to be bound by the Release in Paragraph 3 below and the other terms and conditions of this Agreement described herein, the Company will provide you with the severance benefits set forth Section 7(c) of your Employment Agreement (the “Severance Benefits”), which Section 7(c) is hereby incorporated by reference, subject to the conditions set forth in the Employment Agreement, including but not limited to Section 7(e)(i) through (iii) of the Employment Agreement.
3.    Release.
(a)    In exchange for the Severance Benefits, you release and forever discharge, to the maximum extent permitted by law, the Company and each of the other “Releasees” as defined below, from any and all claims, causes of action, complaints, lawsuits, demands or liabilities of any kind, known or unknown by you, those that you may have already asserted or raised as well as those that you have never asserted or raised (collectively “Claims”) as described below which you, your heirs, agents, administrators or executors have or may have against the Company or any of the other Releasees arising out of or relating to any conduct, matter, event or omission existing or occurring before you sign this Agreement, and any monetary or other personal relief for such Claims, including but not limited to the following: (i) any Claims having anything to do with your employment (including the cessation of your employment) with the Company and/or any of its parent, subsidiary, related and/or affiliated companies; (ii) any Claims for severance, benefits, bonuses, incentive compensation, equity awards and interests, commissions and/or other compensation of any kind; (iii) any Claims for reimbursement of expenses of any kind; (iv) any Claims for attorneys’ fees or costs; any Claims under the Employee Retirement Income Security Act (“ERISA”); (v) any Claims of discrimination and/or harassment based on age, sex, pregnancy, race, religion, color, creed, disability, handicap, failure to accommodate, citizenship, marital status, national origin, ancestry, sexual orientation, gender identity, genetic information or any other factor protected by Federal, State or Local law as enacted or amended

Exhibit 10.75

(such as Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act, the Equal Pay Act, the Genetic Information Non-Discrimination Act and the Pennsylvania Human Relations Act) and any Claims for retaliation under any of the foregoing laws; (vi) any Claims under the Family and Medical Leave Act; (vii) any Claims under the Pennsylvania constitution; (viii) any whistleblower or retaliation Claims; (ix) any Claims under your Employment Agreement; and/or (x) any other statutory, regulatory, common law or other Claims of any kind, including, but not limited to, Claims for breach of contract, libel, slander, fraud, wrongful discharge, promissory estoppel, equitable estoppel, violation of public policy, invasion of privacy, misrepresentation, emotional distress or pain and suffering.
(b)    Releasees. The term “Releasees” includes: the Company, the Partnership, and any and all of their respective direct or indirect parent, subsidiary, related and/ or affiliated companies, divisions and entities, and each of their past and present employees, officers, directors, attorneys, owners, shareholders, members, managers, partners, insurers, benefit plan fiduciaries and agents, and all of their respective successors and assigns.
4.    Non-Released Claims. The Release in Paragraph 3 above does not apply to: any Claims for Accrued Obligations (as defined in the Employment Agreement); any Claims to require the Company to honor its commitments in this Agreement; any Claims as an equity holder in the common units of the Partnership (as your holdings in such common units are limited and/or restricted by the terms of the Employment Agreement or any Key Employee Unit Agreement you have entered into with the Company); any Claims to interpret or to determine the scope, meaning, enforceability or effect of this Agreement; any Claims that arise after you have signed this Agreement; any other Claims that cannot be waived by a private agreement; and any Claims for indemnification under the Employment Agreement and the Company’s operating agreement. The Release is subject to and restricted by your Retained Rights in Paragraph 5.
5.    Retained Rights.
(a)    Regardless of whether or not you sign this Agreement, nothing in this Agreement is intended to or shall be interpreted to restrict or otherwise interfere with: (i) your obligation to testify truthfully in any forum; (ii) your right and/or obligation to contact, cooperate with, provide information to, file a charge with, or otherwise participate in any proceeding of, any government agency, commission or entity (including, but not limited, to the EEOC and the SEC); or (iii) your right to disclose any information or produce any documents as is required by law or legal process. However, the Release does prevent you, to the maximum extent permitted by law, from obtaining any monetary or other personal relief for any of the Claims you have released in Paragraph 3 with regard to any charge you may file or which may be filed on your behalf.

Exhibit 10.75

(b)    Notwithstanding the foregoing, or any other provision of this Agreement, nothing in this Agreement is intended to prohibit you from reporting possible violations of federal, state or local law, ordinance or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the SEC, the Congress and any agency Inspector General, or otherwise taking action or making disclosures that are protected under the whistleblower provisions of any federal, state or local law, ordinance or regulation, including, but not limited to, Rule 21F-17 promulgated under the Securities Exchange Act of 1934, as amended. You are entitled to make reports and disclosures or otherwise take action under this paragraph without prior authorization from or subsequent notification to the Company. Similarly, nothing set forth in this Agreement limits your right to receive a monetary award for information provided to the SEC pursuant to Rule 21F-17 promulgated under the Securities Exchange Act of 1934, as amended, or for information provided to the DOL or any other government agency, commission or entity. Further, nothing set forth in this Agreement limits your immunity and disclosure rights in Section 8(e) of the Employment Agreement which is hereby incorporated by reference.
6.    Adequacy of Consideration. You acknowledge and agree that the Company’s Severance Benefits under Paragraph 2 above constitute adequate and sufficient consideration to support your Release above and fully compensate you for Claims you are releasing.
7.    Duty to Notify. In the event you receive a request or demand, orally, in writing, electronically or otherwise, for the disclosure or production of confidential information which you created or acquired in the course of your employment, you must notify immediately the Company’s General Counsel, Chief Legal Officer and Secretary by calling: (215) 826-2814 and notify him immediately in writing, via first class mail, at the following address: StoneMor GP LLC, 3600 Horizon Blvd., Trevose, PA 19053, enclosing a copy of the request or demand as well as any and all potentially responsive documents. You shall wait at least ten (10) days (or the maximum time permitted by such legal process, if less) after sending the letter before making a disclosure or production to give the Company time to determine whether the disclosure or production involves confidential and/or proprietary information, in which event the Company may seek to prohibit and/or restrict the production and/or disclosure and/or to obtain a protective order. This obligation shall not apply in the event of requests or demands for confidential information from any government agency, commission or entity.
8.    Non-Defamation.
(a)    You agree that you will not, directly or indirectly, make or ratify any defamatory comments or remarks as defined by law, in writing, orally or electronically, about the Company or any other Releasee (as defined in Paragraph 3 above) and their respective products and services. This restriction is subject to and limited by your Retained Rights in Paragraph 5.
(b)    The Company’s Board and Chief Executive Officer will not, directly or indirectly, make or ratify any defamatory comments or remarks as defined by law, in writing, orally or electronically, about you.
(c)    The restrictions in subparagraphs (a) and (b) of this Paragraph 8 are not intended to nor shall be interpreted to restrict or otherwise interfere with the Company’s Board’s and Chief Executive Officer’s (individual and/or collective): (i) obligation and entitlement to testify truthfully in any forum; (ii) right and/or obligation to contact, cooperate with, provide information to, file a charge or other action with, or otherwise participate in any litigation and/or or other legal proceeding, including of,

Exhibit 10.75

any government agency, commission or entity (including, but not limited, to the EEOC and the SEC); or (iii) right to disclose any information or produce any documents as is required by law or legal process.
9.    Post-Employment Restrictions. You remain legally bound by, and must comply with the terms, conditions and restrictions of, the non-competition, non-solicitation and confidentiality and other post-employment provisions set forth in the Confidentiality and Non-Compete Agreement signed by you on August 3, 2016 (“Confidentiality and Non-Compete Agreement”) as well as Sections 8, 9, 10, 11 and 12 of the Employment Agreement, which survive the termination of your Employment Agreement and the termination of your employment and are hereby incorporated by reference.
10.    Cooperation Services. Both prior to and after the Separation Date, you agree to reasonably cooperate with and provide assistance to the Company (for purposes of this Paragraph 10, including the Partnership and any affiliates and/or related entities), without any additional compensation, if called upon by authorized agents of the Company or the Company’s attorneys for the purposes of the transition of your responsibilities as well as with regard to any lawsuit, claim, action, investigation, inquiry, administrative action or review or otherwise, that is currently pending or that may be brought against the Company, or in connection with any internal investigation by the Company. You agree to make yourself reasonably available for interviews, meetings, depositions, hearings and/or trials without the need for subpoena or assurances by the Company, providing any and all documents in your possession that relate to the proceedings, and providing assistance in locating any and all relevant notes and/or documents as necessary.  Any cooperation shall be provided by you at reasonable times and locations, with as much advance notice as possible by the Company.  In any circumstance, to the extent you are required to incur out-of-pocket expenses in connection with any cooperation that the Company may request of you (such as for travel), the Company will fully reimburse you for reasonable out-of-pocket expenses upon presentation of appropriate receipts.
11.    Interpretation of Agreement. Nothing in this Agreement is intended as or shall be construed as an admission or concession of liability or wrongdoing by the Company or any other Releasee as defined above. This Agreement shall be governed by and construed in accordance with the laws of Pennsylvania and without the aid of any canon, custom or rule of law requiring construction against the draftsperson. If any provision of this Agreement or application thereof is adjudicated to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application.
12.    Entire Agreement; Survival. This Agreement constitutes the entire agreement between the parties regarding the matters contained herein and supersedes any and all prior representations, agreements, written or oral, expressed or implied; except for the post-employment provisions and restrictions of the Confidentiality and Non-Compete Agreement as well as Sections 6 and Sections 8 through 15 of your Employment Agreement and any other provision of the Employment Agreement that by its terms is intended to survive the termination of the Employment Agreement and the termination of your employment, all of which survive the termination of the Employment Agreement and the termination of your employment and are incorporated herein by reference. This Agreement may not be modified or amended other than by an agreement in writing signed by both parties. This Agreement shall be binding upon and be for the benefit of the parties as well as your heirs and the Company’s successors and assigns.

Exhibit 10.75

13.    Acknowledgment. You acknowledge and agree that, subsequent to the cessation of your employment, you shall not be eligible for any payments from the Company or Company-paid benefits, except as expressly set forth in this Agreement.

14.    Tax Matters. To the extent that payments under this Agreement constitute nonqualified deferred compensation subject to Section 409A of the Code, the payments are intended to comply with Section 409A of the Code and any ambiguities in this Agreement shall be interpreted so as to comply. If you are a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) at the time of your separation from service, any nonqualified deferred compensation subject to Section 409A that would otherwise have been payable under this Agreement as a result of, and within the first six (6) months following, your separation from service, will become payable six (6) months and one (1) day following the date of the your separation from service or, if earlier, the date of your death, if required by Section 409A. All references to “termination of employment,” “cessation of employment,” “retirement” and the like in this Agreement shall mean a “separation from service” within the meaning of Section 409A. Each payment under this Agreement shall be considered a separate payment for purposes of Section 409A. In no event may you directly or indirectly designate the calendar year of a payment under this Agreement. You acknowledge that neither the Company nor its attorneys have provided any tax advice to you.
15.    Representations.
(a)    You agree and represent that: (a) you have read carefully the terms of this Agreement, including the General Release; (b) you understand the meaning and effect of the terms of this Agreement, including the waiver of Claims as set forth in the Release (subject to the limitations in Paragraph 4 above and your Retained Rights in Paragraph 5 above); (c) your decision to sign this Agreement and waive any and all Claims in Paragraph 3 above is of your own free and voluntary act without compulsion of any kind; (d) no promise or inducement not expressed in this Agreement has been made to you, (e) you understand that you are waiving your Claims as set forth in Paragraph 3 above (subject to the limitations in Paragraph 4 above and your Retained Rights in Paragraph 5 above); and (f) you have adequate information to make a knowing and voluntary waiver of any and all Claims as set forth in Paragraph 3 above.
[Signature Page Follows]

Exhibit 10.75

IN WITNESS WHEREOF, the Company and you have executed this Agreement intending to be legally bound:
/s/ Dina S. Kelly        StoneMor GP LLC
Dina S. Kelly    By: /s/ Gina Mack
Name: Gina Mack
Title: Vice President, Human Resources
Date: 6/3/18        Date: 6/5/18